PRESS RELEASE

SOUTHWEST BANCORPORATION OF TEXAS, INC.
ANNOUNCES STOCK DIVIDEND

     HOUSTON, TEXAS (June 17, 2004) – Southwest Bancorporation of Texas, Inc. (NASDAQ: SWBT) today announced that its Board of Directors has approved a one-for-one stock split of its common stock to be effected in the form of a 100% stock dividend.

     As a result of the dividend, shareholders of record at the close of business on July 1, 2004 will receive one additional share of common stock for each share of common stock held by them. The stock dividend will be issued on July 15, 2004.

     Southwest Bancorporation of Texas, Inc., the parent company of Southwest Bank of Texas N.A. is the largest independent bank holding company headquartered in Houston, Texas. The Company focuses on commercial lending, treasury management and investment services for businesses, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Company, with $6.1 billion in assets, has approximately 50 full-service branches in Texas.

Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipated,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation (a) the effects of future economic conditions on the Company and its customers; (b) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (c) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (d) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; (e) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (f) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; (g) technological changes; (h) acquisition and integration of acquired businesses; (i) the failure of assumptions underlying the establishment of reserves for loan loses and estimations of values of collateral in various financial assets and liabilities; (j) acts of war or terrorism. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

Contacts:
Randy Meyer, EVP & CFO	Sarah Peterson, SVP Investor Relations & Corporate Communications
713-235-8832	713-232-1115
rmeyer@swbanktx.com	speterson@swbanktx.com

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